News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT: Robert F. Weber, Jr.

Chief Financial Officer and Treasurer
970-498-3112

Shareholders Approve Two-for-One Stock Split at Annual Meeting and

Woodward Board Approves Dividend Increase

Fort Collins, Colo., January 23, 2008—Woodward Governor Company (Nasdaq:WGOV) today announced at its annual meeting that shareholders approved the Board of Directors’ recommendation to increase the number of authorized shares of common stock from 100 million to 150 million shares, and to effect a two-for-one stock split. One additional share of common stock will be distributed for each share held as of the close of business on February 1, 2008. The shares will be distributed on or about February 14, 2008.

Also, Woodward’s Board of Directors has approved an increase in the quarterly cash dividend from $0.11 to $0.12 per share (on a pre-stock split basis) or from $0.055 to $0.06 on a post-stock split basis, beginning with the March 3, 2008 dividend payment to shareholders of record as of February 18, 2008. This increase raises the indicated annualized dividend rate to $0.48 (pre-split), or $0.24 (post-split), an increase of 9 percent.

“This increase reflects our confidence in Woodward’s long-term strategies and prospects,” said Thomas A. Gendron, Woodward’s President and Chief Executive Officer.

Furthermore, the shareholders re-elected Mary L. Petrovich, Larry E. Rittenberg, and Michael T. Yonker to the Board of Directors for terms of three years and ratified the appointment of Deloitte & Touche LLP as Woodward’s independent registered public accounting firm for the year ending September 30, 2008.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engine, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business and financial performance, the consistent value Woodward offers to its shareholders, the company’s prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007 and Quarterly Report Form 10-Q for the quarter ended December 31, 2007, to be filed shortly.

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